UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )*

Toast, Inc.

(Name of Issuer)

Class A Common Stock, par value of $0.000001 per share

(Title of Class of Securities)

888787108

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 888787108	SCHEDULE 13G	Page 2 of 15 Pages

1.	NAMES OF REPORTING PERSONS Bessemer Venture Partners IX, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 28,167,422 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 28,167,422 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,733,831 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 40.8% (1)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents shares of Class A common stock of the Issuer (the “Class A Common Stock”) underlying shares of Class B common stock of the Issuer (the “Class B Common Stock”) beneficially owned by the Reporting Persons, which shares of Class B Common Stock are convertible, at the option of the holder or automatically upon the occurrence of other events set forth in the Issuer’s certificate of incorporation, into share of Class A Common Stock on a 1-for-1 basis. The percentage of shares beneficially owned as set forth in row 11 above is based on a total of 73,730,137 shares of Class A Common Stock as of November 2, 2021, as reported by the Issuer in its Form 10-Q filed with the SEC on November 9, 2021.

CUSIP No. 888787108	SCHEDULE 13G	Page 3 of 15 Pages

1.	NAMES OF REPORTING PERSONS Bessemer Venture Partners IX Institutional, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 22,566,409 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 22,566,409 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,733,831 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 40.8% (1)
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 888787108	SCHEDULE 13G	Page 4 of 15 Pages

1.	NAMES OF REPORTING PERSONS Deer IX & Co. L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 50,733,831 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 50,733,831 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,733,831 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 40.8% (1)
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 888787108	SCHEDULE 13G	Page 5 of 15 Pages

1.	NAMES OF REPORTING PERSONS Deer IX & Co. Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 50,733,831 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 50,733,831 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,733,831 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 40.8% (1)
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 888787108	SCHEDULE 13G	Page 6 of 15 Pages

1.	NAMES OF REPORTING PERSONS Bessemer Venture Partners Century Fund Institutional L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,798,490 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 3,798,490 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,798,490 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.9% (1)
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 888787108	SCHEDULE 13G	Page 7 of 15 Pages

1.	NAMES OF REPORTING PERSONS Bessemer Venture Partners Century Fund L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 601,985 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 601,985 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 601,985 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8% (1)
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 888787108	SCHEDULE 13G	Page 8 of 15 Pages

1.	NAMES OF REPORTING PERSONS Deer X & Co. L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 4,400,475 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 4,400,475 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,400,475 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.6% (1)
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 888787108	SCHEDULE 13G	Page 9 of 15 Pages

1.	NAMES OF REPORTING PERSONS Deer X & Co. Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 4,400,475 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 4,400,475 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,400,475 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.6% (1)
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 888787108	SCHEDULE 13G	Page 10 of 15 Pages

Item 1.	Issuer

(a)	Name of Issuer:

Toast, Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

401 Park Drive, Suite 801

Boston, MA 02215

Item 2(a).	Name of Person Filing:

This statement is being filed by the following persons with respect to certain shares of Class A Common Stock issuable upon conversion of Class B Common Stock (the “Shares” or the “Common Stock”) of the Issuer. Bessemer Venture Partners IX, L.P. (“Bessemer IX”), Bessemer Venture Partners IX Institutional, L.P. (“Bessemer Institutional”, and together with Bessemer IX, the “Bessemer IX Funds”), Bessemer Venture Partners Century Fund L.P. (“Bessemer Century”) and Bessemer Venture Partners Century Fund Institutional L.P. (“Bessemer Century Institutional”, and together with Bessemer Century, the “Bessemer Century Funds”) directly own shares of Common Stock.

(a)	Deer IX & Co. Ltd. (“Deer IX Ltd”), the general partner of Deer IX & Co. L.P. (“Deer IX LP”);

(b)	Deer IX LP, the sole general partner of each of the Bessemer IX Funds;

(c)	Bessemer IX, which directly owns 28,167,422 Shares;

(d)	Bessemer Institutional, which directly owns 22,566,409 Shares;

(e)	Deer X & Co. Ltd. (“Deer X Ltd”), the general partner of Deer X & Co. L.P. (“Deer X LP”);

(f)	Deer X LP, the sole general partner of each of the Bessemer Century Funds;

(g)	Bessemer Century Institutional, which directly owns 3,798,490 Shares; and

(h)	Bessemer Century, which directly owns 601,985 Shares.

Deer IX Ltd, Deer IX LP, Bessemer IX, Bessemer Institutional, Deer X Ltd, Deer X LP, Bessemer Century and Bessemer Century Institutional are sometimes individually referred to herein as a “Reporting Person” and collectively as the “Reporting Persons.”

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of each of the Reporting Persons:

c/o Bessemer Venture Partners

1865 Palmer Avenue; Suite 104

Larchmont, NY 10583

Item 2(c).	Citizenship:

Deer IX Ltd— Cayman Islands

Deer IX LP — Cayman Islands

Bessemer IX — Cayman Islands

Bessemer Institutional — Cayman Islands

CUSIP No. 888787108	SCHEDULE 13G	Page 11 of 15 Pages

Deer X Ltd— Cayman Islands

Deer X LP — Cayman Islands

Bessemer Century — Cayman Islands

Bessemer Century Institutional — Cayman Islands

Item 2(d).	Title of Class of Securities:

Class A Common Stock, $0.000001 par value

Item 2(e).	CUSIP Number:

888787108

Item 3.

Not Applicable.

Item 4.	Ownership.

For Deer IX Ltd:

(a)	Amount beneficially owned: 50,733,831 Shares

(b)	Percent of class: 40.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: -- 50,733,831--

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: -- 50,733,831--

(iv)	Shared power to dispose or to direct the disposition of: --0--

For Deer IX LP:

(a)	Amount beneficially owned: 50,733,831 Shares

(b)	Percent of class: 40.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: --50,733,831--

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: --50,733,831--

(iv)	Shared power to dispose or to direct the disposition of: --0--

For Bessemer IX:

(a)	Amount beneficially owned: 28,167,422 Shares

(b)	Percent of class: 27.6%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: --28,167,422 --

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: --28,167,422 --

(iv)	Shared power to dispose or to direct the disposition of: --0--

CUSIP No. 888787108	SCHEDULE 13G	Page 12 of 15 Pages

For Bessemer Institutional:

(a)	Amount beneficially owned: 22,566,409 Shares

(b)	Percent of class: 23.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: -- 22,566,409 --

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: -- 22,566,409 --

(iv)	Shared power to dispose or to direct the disposition of: --0--

For Deer X Ltd:

(a)	Amount beneficially owned: 4,400,475 Shares

(b)	Percent of class: 5.6%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: -- 4,400,475 --

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: -- 4,400,475 --

(iv)	Shared power to dispose or to direct the disposition of: --0--

For Deer X LP:

(a)	Amount beneficially owned: 4,400,475 Shares

(b)	Percent of class: 5.6%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: --4,400,475 --

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: --4,400,475 --

(iv)	Shared power to dispose or to direct the disposition of: --0--

For Bessemer Century Institutional:

(a)	Amount beneficially owned: 3,798,490 Shares

(b)	Percent of class: 4.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: --3,798,490 --

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: --3,798,490 --
(iv)	Shared power to dispose or to direct the disposition of: --0--

For Bessemer Century:

(a)	Amount beneficially owned: 601,985 Shares

CUSIP No. 888787108	SCHEDULE 13G	Page 13 of 15 Pages

(b)	Percent of class: 0.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: -- 601,985 --

(ii)	Shared power to vote or to direct the vote: --0--

(iii)	Sole power to dispose or to direct the disposition of: -- 601,985 --

(iv)	Shared power to dispose or to direct the disposition of: --0--

The percentage of shares beneficially owned as set above is based on a total of 73,730,137 shares of Class A Common Stock as of November 2, 2021, as reported by the Issuer in its Form 10-Q filed with the SEC on November 9, 2021. The Reporting Persons beneficially own shares of Class B Common Stock of the Issuer, which are convertible, at the option of the holder or automatically upon the occurrence of other events set forth in the Issuer’s certificate of incorporation, into share of Class A Common Stock on a 1-for-1 basis.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

As the general partner of Deer IX LP, which in turn is the general partner the Bessemer IX Funds, Deer IX Ltd may be deemed to beneficially own 50,733,831 Shares held directly by the Bessemer IX Funds and have the power to direct the dividends from or the proceeds of the sale of such Shares.

As the general partner of Deer X LP, which in turn is the general partner the Bessemer Century Funds, Deer X Ltd may be deemed to beneficially own 4,400,475 Shares held directly by the Bessemer Century Funds and have the power to direct the dividends from or the proceeds of the sale of such Shares.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Exhibit 2 sets forth information regarding the identity of members of a group. The Reporting Persons disclaim membership in a group and this report shall not be deemed an admission by any of the Reporting Persons that they are or may be members of a “group” for purposes of Rule 13d-5 or for any other purpose.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

CUSIP No. 888787108	SCHEDULE 13G	Page 14 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2022

DEER IX & CO. LTD.

By:	/s/ Scott Ring
Name: Scott Ring
Title: General Counsel

DEER IX & CO. L.P.

By: Deer IX & Co. Ltd, its General Partner

	By:	/s/ Scott Ring
Name: Scott Ring
Title: General Counsel

BESSEMER VENTURE PARTNERS IX L.P.

BESSEMER VENTURE PARTNERS IX INSTITUTIONAL L.P.

By: Deer VIII & Co. L.P., its General Partner

By: Deer VIII & Co., Ltd., its General Partner

		By:	/s/ Scott Ring
Name: Scott Ring
Title: General Counsel

DEER X & CO. LTD.

By:	/s/ Scott Ring
Name: Scott Ring
Title: General Counsel

CUSIP No. 888787108	SCHEDULE 13G	Page 15 of 15 Pages

DEER X & CO. L.P.

By: Deer X & Co. Ltd, its General Partner

By:	/s/ Scott Ring
Name: Scott Ring
Title: General Counsel

BESSEMER VENTURE PARTNERS CENTURY FUND L.P.

BESSEMER VENTURE PARTNERS CENTURY FUND INSTITUTIONAL L.P.

By: Deer X & Co. L.P., its General Partner

By: Deer X & Co., Ltd., its General Partner

	By:	/s/ Scott Ring
Name: Scott Ring
Title: General Counsel